Exhibit 99.1

PRESS RELEASE

Contact:	Mark E. Hood
Senior Vice President, Chief Financial Officer
Phone:	(314) 633-7255

Panera Bread Reports Second Quarter 2004 Earnings Per Share of $0.21

HIGHLIGHTS

•	Second Quarter revenues up 31%.

•	Second Quarter 2004 earnings per diluted share up 11%.

•	32 new bakery-cafes opened in Q2 bringing YTD 2004 new bakery-cafes opened to 68.

•	Comparable bakery-cafe sales for the 4 weeks ended July 10, 2004 increased 3.1% for company stores, 2.6% for franchise stores, and 2.7% for the system as a whole.

•	2004 earnings per share target range adjusted to $1.24 to $1.28, a 23% to 27% increase over 2003.

•	2005 new bakery-cafe openings targeted at 150 to 160 units, a 20% increase.

St. Louis, MO, August 5, 2004 – Panera Bread Company (Nasdaq:PNRA) today reported that earnings per diluted share increased 11% to $0.21 for the 12 weeks ended July 10, 2004 compared to $0.19 per diluted share for the 12 weeks ended July 12, 2003. Net income for the 12 weeks ended July 10, 2004 increased 13% to $6,446,000 compared to $5,691,000 for the same period in the prior year.

For the 28 weeks ended July 10, 2004, earnings per diluted share increased 18% to $0.52 compared to $0.44 for the 28 weeks ended July 12, 2003. Net income for the 28 weeks ended July 10, 2004 increased 20% to $15,913,000 compared to $13,234,000 for the 28 weeks ended July 12, 2003. Prior year results are stated before the cumulative effect of a change in accounting principle relating to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations.” In the 16 weeks ended April 19, 2003, the Company recorded an after tax charge of $0.2 million, or $0.01 per diluted share to record the cumulative effect of this accounting change.

Company and franchisee revenues for the 12 and 28 weeks ended July 10, 2004, compared to the 12 and 28 weeks ended July 12, 2003, were as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	July 10, 2004	July 12, 2003	Increase
Company revenues	$105,321,000	$80,324,000	31%
Franchisee revenues	$194,324,000	$156,109,000	24%

	28 Weeks Ended	28 Weeks Ended	Percentage
	July 10, 2004	July 12, 2003	Increase
Company revenues	$235,221,000	$181,121,000	30%
Franchisee revenues	$442,774,000	$355,262,000	25%

Comparable bakery-cafe sales for the 4, 12 and 28 weeks ended July 10, 2004 were as follows (comparable bakery-cafes include those bakery-cafes that have been open for at least 18 four-week periods):

	4 Weeks Ended	12 Weeks Ended	28 Weeks Ended
	July 10, 2004	July 10, 2004	July 10, 2004
Company	3.1%	2.3%	2.4%
Franchisee	2.6%	1.8%	1.6%

System-wide	2.7%	1.9%	1.8%

System-wide average weekly sales for the 12 weeks ended July 10, 2004, were $35,123 per week, an increase of 0.6% over average weekly sales of $34,919 for the same period in the prior year. A summary of bakery-cafe average weekly sales and operating weeks is as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	July 10, 2004	July 12, 2003	Increase
Average weekly bakery-cafe sales	$35,123	$34,919	0.6%
Operating weeks	7,792	6,159	26.5%

System-wide average weekly sales for the 28 weeks ended July 10, 2004, were $35,133 per week, an increase of 0.8% over average weekly sales of $34,866 for the same period in the prior year. A summary of bakery-cafe average weekly sales and operating weeks is as follows:

	28 Weeks Ended	28 Weeks Ended	Percentage
	July 10, 2004	July 12, 2003	Increase
Average weekly bakery-cafe sales	$35,133	$34,866	0.8%
Operating weeks	17,627	13,981	26.1%

As of July 10, 2004, there were 669 Panera Bread bakery-cafes open. During the 12 weeks ended July 10, 2004, 32 new bakery-cafes were opened. The breakdown of bakery-cafes by company-owned and franchised is as follows:

	Company-owned	Franchised	Total System
Bakery-cafes as of April 17, 2004	184	453	637
Bakery-cafes opened	13	19	32
Bakery-cafes closed	—	—	—
Bakery-cafes acquired (sold)	—	—	—

Bakery-cafes as of July 10, 2004	197	472	669

Performance on Key Metrics

The company’s earnings per diluted share target for the second quarter of 2004 was $0.21 to $0.22. This target assumed the following system-wide key performance metrics: annualized average unit volumes for new bakery-cafes of $1.85 to $1.95 million; comparable store sales increase of 1% to 3%; development for the year of 140 to 150 new bakery-cafes, including 45 to 55 new company-owned bakery-cafes, and restaurant margins 90-170 basis points below prior year.

In the second quarter of 2004, the company earned $0.21 per diluted share with the following system-wide performance on key metrics: 2004 new unit annualized average unit volumes of $1.92 million (the company has adjusted its annualized unit volume calculation for 2004 openings to exclude the first four weeks of new bakery-cafe results, effectively moderating the impact of store “grand opening” weeks and lowering the calculated AUV), comp store sales growth of 1.9%, and 32 new bakery-cafes opened in the quarter including 13 new company-owned bakery-cafes (more than triple the 4 new company-owned bakery-cafes opened in Q2 2003).

Performance on the key metrics of new bakery-cafe average unit volume, comp store sales and new bakery-cafe openings was at or above the middle of their respective target ranges. The company’s margins were at the low end of the expected range, with restaurant margin 170 basis points below the prior year. The decrease in restaurant margins resulted from expected inefficiencies resulting from opening significantly more company bakery-cafes in Q2 2004 vs. Q2 2003 and new markets operating without multi-unit leverage. Furthermore, anticipated food cost improvements from leveraging the fresh dough manufacturing and distribution system were largely offset by higher fuel costs.

Business Outlook

As per its previously stated policy on quarterly earnings releases, the company is today updating its earnings target for the full year and providing its earnings target for the next quarter of 2004.

The company is adjusting its earnings per diluted share target range for 2004 to $1.24-$1.28. This revised target earnings per share range assumes new bakery-cafe annualized average volumes of between $1.85 million to $1.95 million, comparable store sales increases of 2% to 4% in the second half of the year, and new bakery-cafe development at the high end of the 140-150 bakery-cafe target range.

The company has adjusted downward its 2004 earnings per diluted share target despite expected performance on its key metrics at the mid- to upper point of their ranges to reflect what is now lower than anticipated improvement in inefficiencies incurred in opening a new bakery-cafe. In addition, the expectation that the company will now open 55 bakery-cafes, the upper limit of the 45 to 55 target range, will result in lower 2004 earnings than previously expected because of the added startup inefficiencies of the additional five bakery-cafes. Fuel, roast beef and ham costs are also expected to be higher than earlier projections. This will be modestly offset by butter expenses now anticipated to be lower than earlier projections.

The company expects third quarter earnings per diluted share will be in the range of $0.27 to $0.29 per share, an increase of 17% to 26% from third quarter 2003. Third quarter results will continue to be affected by commodity cost pressures previously discussed and start-up inefficiencies related to the increased number of company bakery-cafes expected to open. The company expects third quarter company bakery-cafe openings will be approximately 19 compared to 5 in the third quarter of 2003.

Ron Shaich, chairman and chief executive officer, commented: “2004 will be a year in which revenue growth will exceed 30% but earnings per diluted share are now expected to grow 23% to 27%. In past years we have become accustomed to operating leverage driving earnings growth faster than revenue growth. In 2004 very significant commodity cost increases and the inefficiencies created by almost doubling the number of company bakery-cafe openings effectively neutralized that operating leverage. Looking forward to 2005, we believe as commodity prices stabilize, and the percentage change in new company bakery-cafe openings moderates, earnings will once again expand at a faster rate than revenue.”

Shaich continued: “Our strong performance in 2004 on our key metrics of average unit volume, new store development and comparable store sales provides confidence in our business. We are today establishing a development target of 150 to 160 new bakery-cafes in 2005, representing a 20% increase over the number of bakery-cafes expected to be open at the end of this year.”

The Company will discuss these results in a conference call today, at 3:00 PM Central Daylight Time. To access the call or view a copy of this release, which will be archived for one year, go to http://www.panerabread.com/about_investor.aspx.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2003.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 12 weeks ended		For the 28 weeks ended
	July 10, 2004	July 12, 2003	July 10, 2004	July 12, 2003
Revenues:
Bakery-cafe sales	$79,311	$58,951	$176,413	$132,271
Franchise royalties and fees	9,946	7,886	22,237	17,832
Fresh dough sales to franchisees	16,064	13,487	36,571	31,018

Total revenue	105,321	80,324	235,221	181,121
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	22,661	16,650	49,800	37,547
Labor	24,532	18,297	55,067	40,507
Occupancy	5,531	4,033	12,294	9,114
Other operating expenses	12,292	8,357	26,426	18,629

Total bakery-cafe expenses	65,016	47,337	143,587	105,797
Fresh dough cost of sales to franchisees	14,686	11,941	33,396	28,006
Depreciation and amortization	6,119	4,318	13,632	9,621
General and administrative expenses	8,245	7,291	17,450	15,855
Pre-opening expenses	779	227	1,406	528

Total costs and expenses	94,845	71,114	209,471	159,807
Operating profit	10,476	9,210	25,750	21,314
Interest expense	1	10	15	29
Other expense (income), net	257	156	482	323
Minority interest	67	82	193	121

Income before income taxes and cumulative effect of accounting change	10,151	8,962	25,060	20,841
Income taxes	3,705	3,271	9,147	7,607

Income before cumulative effect of accounting change	$6,446	$5,691	$15,913	$13,234
Cumulative effect to December 28, 2002 of accounting change, net of applicable tax benefit	—	—	—	(239)

Net income	$6,446	$5,691	$15,913	$12,995

Per share data:
Basic earnings per common share:
Before cumulative effect of accounting change	$0.21	$0.19	$0.53	$0.45
Cumulative effect of accounting change	$—	$—	$—	$(0.01)

Net income	$0.21	$0.19	$0.53	$0.44

Diluted earnings per common share:
Before cumulative effect of accounting change	$0.21	$0.19	$0.52	$0.44
Cumulative effect of accounting change	$—	$—	$—	$(0.01)

Net income	$0.21	$0.19	$0.52	$0.43

Weighted average shares of commom and common equivalent shares outstanding
Basic	30,174	29,711	30,135	29,567
Diluted	30,771	30,495	30,727	30,267

     Certain reclassifications have been made to conform previously reported data to the current presentation.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

     The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 12 weeks ended		For the 28 weeks ended
	July 10, 2004	July 12, 2003	July 10, 2004	July 12, 2003
Revenues:
Bakery-cafe sales	75.3%	73.4%	75.0%	73.0%
Franchise royalties and fees	9.4	9.8	9.5	9.8
Fresh dough sales to franchisees	15.3	16.8	15.5	17.1

Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.6%	28.2%	28.2%	28.4%
Labor	30.9	31.0	31.2	30.6
Occupancy	7.0	6.8	7.0	6.9
Other operating expenses	15.5	14.2	15.0	14.1

Total bakery-cafe expenses	82.0%	80.3%	81.4%	80.0%
Fresh dough cost of sales to franchisees (2)	91.4%	88.5%	91.3%	90.3%
Depreciation and amortization	5.8	5.4	5.8	5.3
General and administrative expenses	7.8	9.1	7.4	8.8
Pre-opening expenses	0.7	0.3	0.6	0.3

Total costs and expenses	90.1	88.5	89.1	88.2

Operating profit	9.9	11.5	10.9	11.8
Interest expense	0.0	0.0	0.0	0.0
Other expense (income), net	0.2	0.2	0.2	0.2
Minority interest	0.1	0.1	0.1	0.1

Income before income taxes and cumulative effect of accounting change	9.6	11.2	10.7	11.5
Income taxes	3.5	4.1	3.9	4.2

Income before cumulative effect of accounting change	6.1	7.1	6.8	7.3
Cumulative effect to December 28, 2002 of accounting change, net of applicable tax benefit	0.0	0.0	0.0	(0.1)

Net income	6.1%	7.1%	6.8%	7.2%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

PANERA BREAD COMPANY
SUPPLEMENTAL INFORMATION
(unaudited)

	% Change Comparable Bakery-Cafe Sales			System-Wide
For the Four Weeks Ended	Company	Franchise	System-Wide	AWS	AUV
May 15, 2004	4.1	4.2	4.1	$35,985	$1,858,765
June 12, 2004	-0.1	-1.3	-0.9	$34,857	$1,855,165
July 10, 2004	3.1	2.6	2.7	$34,550	$1,855,491

AWS = Average Weekly Sales for 4 weeks ended

AUV = Annualized Average Unit Volume for 52 weeks ended